Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

NEW YORK, November 3, 2017 - Sotheby’s (NYSE: BID) today reported its financial results for the third quarter and nine months ended September 30, 2017.

For the three months ended September 30, 2017, Sotheby’s reported a net loss of ($23.5) million, or ($0.45) per share. These results represent improvements of 57% and 55% from ($54.5) million, or ($0.99) per share, in the same periods of the prior year respectively. These improvements were largely driven by higher Consolidated Sales in the period resulting from a shift of certain sales in Hong Kong from the fourth quarter of last year to the third quarter of this year, improved results from inventory activities, and a $7.4 million income tax benefit recorded in the current quarter by reversing a reserve that was established in 2013 to provide for a potential tax liability that is now beyond the statute of limitations. Excluding certain charges in the prior period, Adjusted Net Loss* improved 45% from ($43.1) million to ($23.5) million and Adjusted Diluted Loss Per Share* improved 42% from ($0.78) to ($0.45) per share.

For the nine months ended September 30, 2017, Sotheby’s reported net income of $42.1 million, or $0.78 per diluted share, a $33.5 million increase from the $8.6 million, or $0.14 per diluted share, in the prior period. Excluding certain charges from both periods, Adjusted Net Income* rose $16.8 million (65%) from $25.9 million to $42.6 million. This improvement is largely due to the aforementioned shift in timing of certain Autumn Hong Kong sales, improved results from inventory activities, better results from our portfolio of auction guarantees, and a 12% increase in private sale commissions. Also contributing to the improvement in year-to-date results is the aforementioned income tax benefit recorded in the third quarter. Although Adjusted Net Income* for the year-to-date period increased by 65%, Adjusted Diluted Earnings Per Share* improved 84%, from $0.43 to

Exhibit 99.1

$0.79, as our share repurchase program has reduced the number of common stock shares outstanding by 13.3 million, from 65.8 million to 52.5 million since the beginning of 2016.

“While the third quarter is seasonally quiet for us, things feel good for our business and the market overall,” said Tad Smith, Sotheby's President and Chief Executive Officer, continuing, “all eyes are now on New York and Geneva for the fourth quarter with our flagship sales of Impressionist, Modern and Contemporary Art and Jewelry.”

Non-GAAP Financial Measures
*Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call can be found here: http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on November 3, 2017, to discuss its third quarter 2017 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 88345540. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Exhibit 99.1

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues:
Agency commissions and fees	$72,650	$51,285	$448,950	$406,114
Inventory sales	81,501	24,359	172,815	36,434
Finance	11,697	11,138	37,823	40,643
Other	5,546	4,710	14,241	13,497
Total revenues	171,394	91,492	673,829	496,688
Expenses:
Agency direct costs	10,321	5,142	49,719	45,924
Cost of inventory sales	78,734	29,616	172,396	47,735
Cost of finance revenues	6,054	4,433	16,169	12,980
Marketing	5,933	4,099	17,795	13,520
Salaries and related	61,946	70,471	213,589	213,869
General and administrative	42,483	39,355	124,796	115,940
Depreciation and amortization	5,707	5,426	16,767	16,214
Voluntary separation incentive programs (net)	—	(176)	(162)	(714)
Total expenses	211,178	158,366	611,069	465,468
Operating (loss) income	(39,784)	(66,874)	62,760	31,220
Interest income	278	295	902	966
Interest expense	(8,067)	(7,549)	(23,172)	(22,733)
Non-operating income	1,858	633	2,399	1,054
(Loss) income before taxes	(45,715)	(73,495)	42,889	10,507
Income tax (benefit) expense	(21,328)	(17,775)	2,848	3,794
Equity in earnings of investees	901	1,220	2,034	1,807
Net (loss) income	(23,486)	(54,500)	42,075	8,520
Less: Net loss attributable to noncontrolling interest	(7)	(30)	(12)	(90)
Net (loss) income attributable to Sotheby's	$(23,479)	$(54,470)	$42,087	$8,610
Basic (loss) earnings per share - Sotheby’s common shareholders	$(0.45)	$(0.99)	$0.79	$0.15
Diluted (loss) earnings per share - Sotheby's common shareholders	$(0.45)	$(0.99)	$0.78	$0.14
Weighted average basic shares outstanding	52,532	55,013	52,755	58,379
Weighted average diluted shares outstanding	52,532	55,013	53,183	58,975
Cash dividends declared per common share	$—	$—	$—	$—

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earning release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are: Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share. We caution users of our financial statements that amounts presented in accordance with our definitions of these non-GAAP financial measures as provided below may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner. Our definitions of the non-GAAP financial measures presented in this earnings release are as follows:

(i)
Adjusted Net (Loss) Income is defined as net (loss) income attributable to Sotheby's, excluding the after-tax impact of charges related to certain contractual severance agreements (net, recorded within salaries and related costs), earn-out compensation expense related to the acquisition of AAP, net credits related to our voluntary separation incentive programs, and a charge resulting from the June 2017 amendments to the York Property Mortgage and the associated interest rate collar (recorded within non-operating income).

(ii)
Adjusted Diluted (Loss) Earnings Per Share is defined as diluted (loss) earnings per share excluding the after-tax per share impact of charges related to certain contractual severance agreements (net, recorded within salaries and related costs), earn-out compensation expense related to the acquisition of AAP, net credits related to our voluntary separation incentive programs (net), and a charge resulting from the June 2017 amendments to the York Property Mortgage and the associated interest rate collar (recorded within non-operating income).

Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share are important supplemental measures used in our financial and operational decision making processes, for internal reporting, and as part of our forecasting and budgeting processes, as they provide helpful measures of our core operations. These measures allow us to view operating trends, perform analytical comparisons, and benchmark performance between periods. We also believe that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of our performance.
The following is a reconciliation of net (loss) income attributable to Sotheby's to Adjusted Net (Loss) Income for the three and nine months ended September 30, 2017 and 2016 (in thousands of dollars):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net (loss) income attributable to Sotheby's	$(23,479)	$(54,470)	$42,087	$8,610
Add: Contractual severance agreement charges (net), net of tax of $0, ($632), $0, and ($2,852)	—	992	—	4,502
Add: Acquisition earn-out compensation expense, net of tax of $0, ($6,701), $0, and ($8,402)	—	10,525	—	13,198
Add: Voluntary separation incentive programs credits (net), net of tax of $0, $65, $63, and $264	—	(111)	(99)	(450)
Add: Charge related to interest rate collar amendment, net of tax of $0, $0, ($398), and $0	—	—	642	—
Adjusted Net (Loss) Income	$(23,479)	$(43,064)	$42,630	$25,860
Variance versus prior period - $	$19,585		$16,770
Variance versus prior period - %	45%		65%
The income tax effect of each line item in the reconciliation of Net Income Attributable to Sotheby's to Adjusted Net Income is computed using the relevant jurisdictional tax rates for each item.

Appendix B

The following is a reconciliation of Diluted (loss) earnings per share to Adjusted Diluted (Loss) Earnings Per Share for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Diluted (loss) earnings per share	$(0.45)	$(0.99)	$0.78	$0.14
Add: Contractual severance agreement charges (net), per share	—	0.02	—	0.08
Add: Acquisition earn-out compensation expense, per share	—	0.19	—	0.22
Add: Voluntary separation incentive program credits (net), per share	—	—	—	(0.01)
Add: Charge related to interest rate collar amendment, per share	—	—	0.01	—
Adjusted Diluted (Loss) Earnings Per Share	$(0.45)	$(0.78)	$0.79	$0.43
Variance versus prior period - $	$0.33		$0.36
Variance versus prior period - %	42%		84%